Exhibit 16.1

September 16, 2015

Securities & Exchange Commission
100 F Street, NE
Washington, D.C. 20549

Commissioners:

We have read Item 4.01, and are in agreement with the statements as they related to our firm being made by xG Technology, Inc. in Item 4.01 of its Form 8-K dated September 16, 2015, captioned “Changes in Registrant’s Certifying Accountant”. We have no basis to agree or disagree with the other statements contained therein.

Very truly yours,

/s/ Friedman LLP

East Hanover, New Jersey